EXHIBIT 4.2


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

   We have issued our report dated August 9, 2011, with respect to the statements of condition including the related portfolios of REIT Income Portfolio 2011-3, Diversified Healthcare Portfolio, Series 56, Energy Portfolio, Series 39, Financial Institutions Portfolio, Series 51, and Utility Income Portfolio, Series 36 (included in Van Kampen Unit Trusts, Series 1131) as of August 9, 2011, contained in Amendment No. 1 to the Registration Statement on Form S-6 (File No. 333-174976) and Prospectus. We consent to the use of the aforementioned report in this Registration Statement and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

                                                          /s/ GRANT THORNTON LLP


New York, New York
August 9, 2011